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                       NT MEDIA CORP. OF CALIFORNIA, INC.
                             7800 OCEANUS BOULEVARD
                          LOS ANGELES, CALIFORNIA 90046


October 6, 2009

VIA EDGAR TRANSMISSION
Ms. Effie Simpson
Securities and Exchange Commission
Mail Stop 3561
Washington, D.C. 20549

Re:  NT Media Corp. of California, Inc.
     Form 10-K for the year ended December 31, 2008
     Filed May 18, 2009
     Form 10-KA filed October 2, 2009 (the "Filing")


Dear Ms. Simpson:

This letter is in response to Staff's letter dated June 30, 2009. NT Media of California (the "Company") hereby acknowledges the following:

     o The Company is responsible for the adequacy and disclosure in the Filing;

     o Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with the respect to the Filing; and

     o The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities.


Sincerely,

/s/ Ali Moussavi

Ali Moussavi
President and CEO